Effective November 15, 2011
ALLIANZ-SPONSORED CLOSED-END FUNDS

TERMS AND CONDITIONS OF THE DIVIDEND REINVESTMENT PLAN

Holders of common shares of beneficial interest (the “Common Shares”) of each of the Allianz-sponsored closed-end investment companies listed on Appendix A hereto, as it may be amended from time to time (each a “Fund”), whose Common Shares are registered with the Agent (as defined below) (the “Registered Common Shareholders” or “Shareholders”), will automatically be enrolled (those so enrolled, the “Participants”) in the Fund’s Dividend Reinvestment Plan (the “Plan”) and are advised as follows with respect to each such Fund:

1. THE PLAN AGENT.    BNY Mellon Investment Servicing (US) Inc. (the “Agent”) will act as Agent for each Participant.  The Agent will open an account for each Participant under the Plan with respect to the Fund in the same name in which his or her outstanding Common Shares of the Fund are registered with the Agent.

2. AUTOMATIC REINVESTMENT FOR PARTICIPANTS / CASH OPTION ELECTION.  On behalf of each Participant, the Agent will automatically reinvest each Fund’s distributions of income, capital gains and returns of capital (together, “Distributions”) in Common Shares as described herein as of the first record date for a Distribution by the Fund to shareholders following the date on which the Participant becomes a shareholder of record of the Fund.  In accordance with the foregoing, each Registered Common Shareholder will have all Distributions on his or her Common Shares automatically reinvested in additional Common Shares, unless such Shareholder elects to not be a Participant in the Plan and to receive such Distributions in cash.  Registered Common Shareholders who wish to receive Distributions in cash, whether following his or her initial purchase of Common Shares or after having been a Participant in the Plan for some period, should so notify the Agent online at www.bnymellon.com/shareowner/equityaccess,, by calling (800) 254-5197, by writing to the Agent at P.O. Box 358035, Pittsburgh, PA 15252-8035, or, as applicable, by completing and returning the transaction form attached to each Plan statement, as specified and in accordance with Section 13. hereof.

3. MARKET PREMIUM ISSUANCES.  With respect to each Participant, if on the payment date for a Distribution, the net asset value per Common Share of the Fund is equal to or less than the market price per Common Share plus estimated brokerage commissions, the Agent shall cause the Distribution to be invested by receiving newly issued Common Shares (“Additional Common Shares”), including fractions, from the Fund for each Participant’s account.  The number of Additional Common Shares to be credited shall be determined by dividing the dollar amount of the Distribution by the greater of (i) the net asset value per Common Share on the payment date, or (ii) 95% of the market price per Common Share on the payment date.

4. MARKET DISCOUNT PURCHASES.  With respect to each Participant, and except as provided below, if the net asset value per Common Share of the Fund exceeds the market price per Common Share plus estimated brokerage commissions on the payment date for a Distribution, the Agent (or a broker-dealer selected by the Agent) shall endeavor to apply the amount of such Distribution on such Participant’s Common Shares to purchase Common Shares of the Fund on the open market.  Such market purchases will commence on or shortly after the payment date for such Distribution and the Agent shall complete such purchases not more than thirty (30) calendar days after such Distribution payment date, except where temporary curtailment or suspension of purchase is necessary to comply with applicable provisions of federal securities laws.  If the Agent is unable to invest the full amount of a Distribution through open market purchases pursuant to this Section 4. or, if before the Agent has completed the open market purchases, the market price per Common Share of the Fund plus estimated brokerage commissions exceeds the net asset value per Common Share as of the last business day immediately prior to the purchase date (the “prior business day”), the Agent shall cause the remainder of the Distribution to be invested by receiving Additional Common Shares, including fractions, from the Fund for each Participant’s account, the number of which shall be determined by dividing the dollar amount of the remainder (i.e., the uninvested portion) of the Distribution by the greater of (i) the net asset value per Common Share on the prior business day, or (ii) 95% of the market price per Common Share on the prior business day (which, in either case, may be a price greater or lesser than the net asset value per Common Share on the payment date for the applicable Distribution).  Participants should note that they will not be able to instruct the Agent to purchase Common Shares at a specific time or at a specific price.  Open-market purchases may be made on any securities exchange where Common Shares are traded, in the over-the-counter market or in negotiated transactions, and may be on such terms as to price, delivery and otherwise as the Agent shall determine.

The Agent may commingle all Participants’ amounts to be used for open market purchases of the Fund’s Common Shares.  The weighted average price (including brokerage commissions) of all Common Shares purchased on the open market by the Agent as Agent and/or issued by the Fund pursuant to Section 3 shall be the price per Common Share allocable to each Participant.

5. VALUATION.  The market price of Common Shares of a Fund on a particular date shall be the last sales price on the securities exchange where the Common Shares are listed on that date (the “Exchange”), or, if there is no sale on such Exchange on that date, then the mean between the closing bid and asked quotations on such Exchange on such date will be used.  The net asset value per Common Share on a particular date shall be the amount calculated on that date (or if not calculated on such date, the amount most recently calculated) by or on behalf of the Fund in accordance with the Fund’s current policies.

6. SAFEKEEPING.  In order to protect against loss, theft or destruction, if Participants hold Common Shares registered in their own names in certificate form, Participants may deposit such Common Shares into their Plan accounts.  Certificates, along with a letter of instruction, should be sent to the Agent by registered mail, insured for 2% of their market value.  Participants should not endorse their certificates.  There are no fees for this service.

7. TAXATION.  The automatic reinvestment of Distributions does not relieve Participants of any taxes which may be payable on Distributions.  Participants will receive tax information annually for their personal records and to help them prepare their federal income tax return.  For further information as to tax consequences of participation in the Plan, Participants should consult with their own tax advisors.

8. LIABILITY OF AGENT.  The Agent shall at all times act in good faith and agrees to use its best efforts within reasonable limits to ensure the accuracy of all services performed under these terms and conditions and to comply with applicable law, but assumes no responsibility and shall not be liable for loss or damage due to errors unless such error is caused by the Agent’s negligence, bad faith, or willful misconduct or that of its employees.  Each Participant’s uninvested funds held by the Agent will not bear interest.  The Agent shall have no liability in connection with any inability to purchase Common Shares within the time period specified herein, or with the timing of any purchases effected.  The Agent shall have no responsibility for the value of Common Shares acquired.  The Agent may commingle Participants’ funds.

9. RECORDKEEPING.  The Agent may hold each Participant’s Common Shares acquired pursuant to the Plan together with the Common Shares of other Registered Common Shareholders of the Fund acquired pursuant to the Plan in non-certificated form in the Agent’s name or that of the Agent’s nominee.  Distributions on fractional shares will be credited to each Participant’s account.  Each Participant will be sent a confirmation by the Agent of each acquisition made for his or her account as soon as practicable, but in no event later than sixty (60) calendar days, after the date thereof.  For Funds that issue share certificates, upon a Participant’s request, the Agent will deliver to the Participant, without charge, a certificate or certificates for the full Common Shares.  Although each Participant may from time to time have an undivided fractional interest (computed to four decimal places) in a Common Share of the Fund, no certificates for a fractional share will be issued.  For Funds that issue share certificates, Participants may request a certificate online at www.bnymellon.com/shareowner/ equityaccess, by calling the Agent at (800) 254-5197, by writing to the Agent at P.O. Box 358035, Pittsburgh, PA 15252-8035, or by completing and returning the transaction form attached to each Plan statement.  The Agent will issue certificates as soon as possible but in no event more than five (5) business days after receipt of a Participant’s request.  Similarly, Participants may request to sell a portion of the Common Shares held by the Agent in their Plan accounts online, by calling the Agent, by writing to the Agent, or by completing and returning the transaction form attached to each Plan statement as specified above.  The Agent will sell such Common Shares through a broker-dealer selected by the Agent within five (5) business days of receipt of the request assuming the relevant markets are open and sufficient market liquidity exists (and except where deferral of the sale is required under applicable federal or state laws or regulations).  The sale price, which will not be determined until such time as the broker-dealer completes the sale, will equal the weighted average price of all Common Shares sold through the Plan on the day of the sale, less a transaction fee and brokerage commissions.  Participants should note that the Agent is unable to accept instructions to sell on a specific date or at a specific price.  As an alternative to selling Common Shares through the Agent, a Participant may request that the Agent electronically transfer his or her Common Shares to his or her brokerage account in applicable circumstances.   Any share dividends or split shares distributed by the Fund on Common Shares held by the Agent for Participants will be credited to their accounts.  In the event that the Fund makes available to its Common Shareholders rights to purchase additional Common Shares, the Common Shares held for each Participant under the Plan will be added to other Common Shares held by the Participant in calculating the number of rights to be issued to each Participant.

10. PROXY MATERIALS.  The Agent will forward to each Participant any proxy solicitation material it receives with respect to the Common Shares in the Participant’s Plan account.  The Agent will vote any Common Shares held for a Participant first in accordance with the instructions set forth on proxies returned by such Participant to the Fund, and then with respect to any proxies not returned by such Participant to the Fund, in the same proportion as the Agent votes the proxies returned by the Participants to the Fund.

11. BROKERS, NOMINEE HOLDERS, ETC.  In the case of Registered Common Shareholders such as a broker, bank or other nominee that holds Common Shares for others who are the beneficial owners, the Agent will administer the Plan on the basis of the number of Common Shares certified by the nominee/record shareholder as representing the total amount registered in such shareholder’s name and held for the account of beneficial owners who are to participate in the Plan.  If a beneficial owner’s broker, bank or other nominee who is the record shareholder for the beneficial owner’s Common Shares is not a Registered Common Shareholder (i.e., the Common Shares are not registered with the Agent), neither the nominee nor the beneficial owner will be a Participant under the Plan and have Distributions automatically reinvested by the Agent (although the broker, bank or other nominee may offer other dividend reinvestment programs independent from this Plan).   If a beneficial owner of Common Shares wishes to participate in the Plan, but his or her broker, bank or other nominee is unable or unwilling to become a Registered Common Shareholder and a Participant on behalf of the beneficial owner, the beneficial owner may request that the broker, bank or other nominee arrange to have all or a portion of his or her Common Shares re-registered with the Agent in the name of the beneficial owner, such that the beneficial owner becomes a Registered Common Shareholder and, as such, would be enrolled as a Participant in the Plan unless he or she elects otherwise in accordance with the terms hereof.  Participants whose Common Shares are registered in the name of one nominee firm may not be able to transfer the Common Shares to another nominee firm and continue to participate in the Plan.

12. FEES.  The Agent’s service fee for handling Distributions will be paid by the Fund.  Each Participant will be charged his or her pro rata share of brokerage commissions on all open-market purchases.  If a Participant elects to have the Agent sell part or all of his or her Common Shares and remit the proceeds, such Participant will be charged a transaction fee plus his or her pro rata share of brokerage commissions.  The Participant will not be charged any other fees for this service.

13. TERMINATION IN THE PLAN / NOTIFICATION OF ELECTION TO RECEIVE CASH DISTRIBUTIONS.  Each Registered Common Shareholder may elect to receive Distributions from a Fund in cash and, if a Participant in the Plan, to disenroll from and terminate his or her account under the Plan, by notifying the Agent online at www.bnymellon.com/shareowner/equityaccess,, in writing at P.O. Box 358035, Pittsburgh, PA 15252, by calling the Agent at (800) 254-5197, or by completing and returning the transaction form attached to each Plan statement.  Any such written notification must be in proper order and duly executed by the Participant and any notification online or by telephone must be in accordance with such reasonable requirements as the Agent and the Fund may agree.  Any such notification will be effective immediately if proper notice is received by the Agent at least ten (10) calendar days prior to the record date for the Fund’s next Distribution, in which case it will apply to such Distribution; otherwise, a notification will be effective shortly following the Fund’s next Distribution and will apply with respect to the Fund’s next succeeding Distribution thereafter.  The Plan may be terminated for a Fund by the Agent or the Fund upon notice in writing mailed to each Participant at least sixty (60) calendar days prior to the effective date of the termination.  Upon any termination, the Agent will arrange to deposit all full Common Shares held for each Participant into his or her account, where they will be held in book-entry by the Agent.  A cash adjustment will be made for any fraction of a Common Share at the then current market value of the Common Shares to be delivered to him or her without charge.  If preferred, a Participant may request the sale of all full and fractional Common Shares held by the Agent in his or her Plan account in order to terminate participation in the Plan in accordance with Section 9 hereof.  If a Participant has terminated his or her participation in the Plan but continues to have Common Shares registered in his or her name with the Agent, he or she may re-enroll in the Plan at any time by calling the Agent at (800) 254-5197.

14. AMENDMENT OF THE PLAN.  These terms and conditions may be amended by the Agent or the Fund at any time but, except when necessary or appropriate to comply with applicable law or the rules or policies of the Securities and Exchange Commission or any other regulatory authority, only by mailing to each Participant appropriate written notice at least thirty (30) calendar days prior to the effective date thereof.  The amendment shall be deemed to be accepted by each Participant unless, prior to the effective date thereof, the Agent receives notice of the termination of the Participant’s account under the Plan.  Any such amendment may include an appointment by the Agent of a successor Agent, subject to the prior written approval of the successor Agent by the Fund.  Upon any such appointment of a successor Agent for the purpose of receiving distributions, the Fund will be authorized to pay to such successor Agent, for each Participant’s account, all Distributions payable on Common Shares of the Fund held in the Participant’s name or under the Plan for retention or application by such successor Agent as provided in these terms and conditions.

15. APPLICABLE LAW.  These terms and conditions shall be governed by the laws of The Commonwealth of Massachusetts.

                                                                                                                                                                                                                                                                                                                                                                                              Appendix A
Allianz-Sponsored Closed-End Funds

(As of September 1, 2011)

FUND                                                                                                                                            TICKER

PCM FUND, INC.                                                                                                                            PCM

PIMCO STRATEGIC GLOBAL GOVERNMENT FUND INC.                                                  RCS

PIMCO CORPORATE INCOME FUND                                                                                       PCN

PIMCO CORPORATE OPPORTUNITY FUND                                                                          PTY

PIMCO INCOME STRATEGY FUND                                                                                          PFL

PIMCO INCOME STRATEGY FUND II                                                                                      PFN

PIMCO GLOBAL STOCKSPLUS & INCOME FUND                                                               PGP

PIMCO HIGH INCOME FUND                                                                                                     PHK

PIMCO INCOME OPPORTUNITY FUND                                                                                  PKO

PIMCO MUNICIPAL INCOME FUND                                                                                        PMF

PIMCO MUNICIPAL INCOME FUND II                                                                                    PML

PIMCO MUNICIPAL INCOME FUND III                                                                                   PMX

PIMCO NEW YORK MUNICIPAL INCOME FUND                                                                 PNF

PIMCO CALIFORNIA MUNICIPAL INCOME FUND                                                              PCQ

PIMCO CALIFORNIA MUNICIPAL INCOME FUND II                                                          PCK

PIMCO CALIFORNIA MUNICIPAL INCOME FUND III                                                         PZC

PIMCO NEW YORK MUNICIPAL INCOME FUND II                                                              PNI

PIMCO NEW YORK MUNICIPAL INCOME FUND III                                                            PYN

NFJ DIVIDEND, INTEREST & PREMIUM STRATEGY FUND                                               NFJ

AGIC CONVERTIBLE & INCOME FUND                                                                                  NCV

AGIC CONVERTIBLE & INCOME FUND II                                                                               NCZ

AGIC EQUITY & CONVERTIBLE INCOME FUND                                                                  NIE

AGIC GLOBAL EQUITY & CONVERTIBLE INCOME FUND                                                 NGZ

AGIC INTERNATIONAL & PREMIUM STRATEGY FUND                                                  NAI